EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tower Automotive, Inc.	Contact:

27275 Haggerty Road	Sharon Wenzl (248) 675-6253

Novi, MI 48377
TOWER AUTOMOTIVE PROVIDES UPDATE ON RESTRUCTURING
Reaches Agreement with Milwaukee Unions
Plans to Close Greenville, Mich. Facility
NOVI, Michigan, February 27, 2006 – Tower Automotive (OTCBB: TWRAQ) today announced two significant developments in its ongoing restructuring efforts: a tentative agreement with its Milwaukee unions and plans to move forward with decision bargaining regarding the closure of its Greenville, Michigan manufacturing facility.
First, Tower Automotive has reached an agreement in principle with the seven unions that represent workers at its Milwaukee manufacturing facility, one of its largest collective bargaining units and its largest group of retirees. The tentative agreement modifies benefits and resolves a wide range of outstanding issues related to the planned cessation of operations at the facility in March.
Among other issues, the agreement modifies retiree health care benefits for current and retired Milwaukee employees. To mitigate the effects of terminating retiree health coverage, Tower Automotive will continue to pay healthcare coverage for employees through the end of June 2006 and will assist with the establishment of a Voluntary Employee Beneficiary Association trust that will administer the healthcare benefits of retirees and their dependents. Under this agreement, additional company contributions are possible if the company meets certain financial targets.
“This agreement, which is the result of hard bargaining and tough discussions, enables Tower to address approximately 85 percent of its post-retirement medical liability and achieve the savings we need from this group while also addressing a variety of issues important to the unions and their members,” said Kathleen Ligocki, Tower Automotive’s president and chief executive officer. “This positive outcome would not have been possible without the hard work of the Milwaukee unions’ leadership and their professional advisors. Together, we have reached a positive solution to some very difficult issues, and I appreciate their willingness to engage in a constructive dialogue during this process.”
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Tower Automotive Restructuring Update – p. 2
The seven Milwaukee unions are:
•	Smith Steel Workers, D.A.L.U. 19806 A.F.L.-C.I.O.

•	District 10 International Association of Machinists and Aerospace Workers

•	International Brotherhood of Electrical Workers — Local 663

•	Technical Engineers Association

•	Service Employees International Union, Local 150

•	United Association of Journeyman and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, Local Union 601

•	Milwaukee and Southeast Wisconsin Regional Council of Carpenters
The agreement is subject to ratification by union members and approval by the Bankruptcy Court.
Tower Automotive also announced that its board of directors has authorized it to engage in any necessary bargaining with all of the relevant unions regarding the closure of the manufacturing facility in Greenville, Michigan. The difficult decision to close the facility is a result of the challenging market conditions and is part of Tower Automotive’s overall restructuring efforts to become more competitive.
The facility, which produces metal stampings and assemblies for the North American automotive industry, employs approximately 200 hourly employees and 30 salaried employees.
About Tower Automotive
Tower Automotive, Inc. is a global designer and producer of vehicle structural components and assemblies used by every major automotive original equipment manufacturer, including BMW, DaimlerChrysler, Fiat, Ford, GM, Honda, Hyundai/Kia, Nissan, Toyota, Volkswagen and Volvo. Products include body structures and assemblies, lower vehicle frames and structures, chassis modules and systems, and suspension components. Additional company information is available at www.towerautomotive.com.
Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release or incorporated by reference herein, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intends”, “project”, “plan” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by and information currently available to the Company at the time such statements were made.
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Tower Automotive Restructuring Update – p. 3
Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including factors which are outside the control of the Company, such as risks relating to: (i) confirmation of a plan of reorganization under the Bankruptcy Code which would allow the Company to reduce unsustainable debt and other liabilities and simplify the Company’s complex and restrictive capital structure; (ii) the Company’s reliance on major customers and selected vehicle platforms; (iii) the cyclicality and seasonality of the automotive market; (iv) the failure to realize the benefits of acquisitions and joint ventures; (v) the Company’s ability to obtain new business on new and redesigned models; (vi) the Company’s ability to achieve the anticipated volume of production from new and planned supply programs; (vii) the general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected; (viii) the Company’s failure to develop or successfully introduce new products; (ix) increased competition in the automotive components supply market; (x) unforeseen problems associated with international sales, including gains and losses from foreign currency exchange; (xi) implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry; (xii) changes in general economic conditions in the United States, Europe and Asia; and (xiii) various other factors beyond the Company’s control. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
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